EXHIBIT 99.2

American Eagle Outfitters, Inc.
December 2005
Recorded Sales Commentary Transcript dated January 4, 2006

Good afternoon and Happy New Year. Welcome to the American Eagle Outfitters December 2005 Sales Commentary. I am Joan Hilson, Senior Vice President of Finance. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in the Management's Discussion and Analysis sections of our quarterly and annual reports filed with the SEC.

December was another record month, with our overall performance meeting our recent expectations. Total sales for the month ended December 31st, 2005, increased 15.5% to $433 million, compared to $375 million for the same month last year. During December, we were very pleased that we surpassed the $2 billion mark in year-to-date sales, which was a significant milestone for our brand.

Comparable store sales increased 9.8% which compares to a 32.8% comp increase last year. Although we did not achieve our original plan, we are pleased with the sell thru of holiday merchandise. Additionally, we were able to adhere to the promotional cadence established at the beginning of December. Entering January, we are comfortable with the holiday inventory levels.

Contributing to our strong total sales picture, ae.com achieved a 60% increase in sales during December. A powerful marketing campaign, including targeted e-mails, as well as improved site efficiency and faster check-out contributed to the strong performance of ae.com.

Gift card purchases in December produced an average store increase in the high twenties compared to a high twenty increase last year. Targeted customer marketing, greater in-store exposure and upgraded packaging, combined with our gift with purchase campaign contributed to a strong gift card business.

Turning to the components of December sales, trends were generally positive, with holiday traffic builds continuing to shift later in the month. The number of transactions per store was strong, increasing in the mid-teens. Our pricing cadence resulted in a mid single-digit decline in our average unit retail price, but drove a significant increase in units sold per store, which was up in the high-teens. Despite the lower average unit retail price, our average transaction value experienced only a low single-digit decline, due to a low single-digit increase in units per transaction.

From an assortment perspective, we had a solid acceptance of our product offering. Although a number of key categories had strong performance, we did not have consistency across all areas of our business.

In our women's division, which produced a positive mid single-digit comp, results were driven by strength in knits, denim and intimates. In our men's division, customers responded well to our assortment, which achieved a positive mid-teen comp. Key men's categories performed well, with the exception of sweaters and woven shirts.

We were pleased with the response to our Spring Transition assortment which arrived in stores on December 24th. This transition delivery was built around the strength of our denim business, and features knits, great new graphics, fresh clean color and new silhouettes with an added military inspiration.

As we turn to a view of comp sales by week, traffic and sales trends strengthened during the later part of the month, with weeks four and five posting the largest increases. Our positive comp performance by week compares to comp increases last year as follows:

  Week one of low single-digit, compared to a low-forty;
  Week two of mid single-digit, compared to a low double-digit;
  Week three of mid single-digit, compared to a mid-twenty;
  Week four of high twenty, compared to a low-twenty; and
  Week five of mid single-digit, compared to a low ninety.

Weeks four and five reflect the shift in the holiday calendar.

All regions achieved positive comps to last year, with the breakdown by region as follows:

  The Southwest achieved a mid-teen comp;
  The Southeast and Northeast achieved a low double-digit comp;
  The Mid-Atlantic posted a high single-digit comp;
  The West was positive mid single-digit; and
  The Mid-West achieved a comp in the low single-digits.
  Our Canadian stores performed at a high-teen comp.

Based on our December performance, we are maintaining our fourth quarter earnings expectations of 70 to 72 cents per share. Keep in mind that our earnings estimates include a tax charge of approximately 2 cents related to the repatriation of foreign earnings. This compares to fourth quarter earnings from continuing operations last year of 70 cents per share.

Overall, we believe that December demonstrated AE's solid brand momentum up against an outstanding performance in the prior year. Similar to last year, our next major delivery, "Spring One" will arrive in stores on January 25th.

Thank you for your interest in American Eagle Outfitters and I look forward to sharing our results with you again next month.